Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION MARKED BY [***] HAS BEEN EXCLUDED FROM
THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF
INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS
AS PRIVATE AND CONFIDENTIAL.

Share Transfer and Share Purchase AGREEMENT

股权转让和股权认购协议

This SHARE TRANSFER AND SHARE PURCHASE AGREEMENT (hereinafter referred to as the “Agreement”) is made in Shanghai on 25 July 2025 between:

本股权转让以及认购协议（“本协议”）于2025年7月25日由下列各方在上海签署:

(1)Shenzhen UZ Energy Co., Ltd., a limited liability company established under the laws of the PRC, with the registration number of 91440300081274790E and a place of domicile at Room 313, 3/F, Building 2, Meilin Doli Industrial Zone Factory Building, Beihuan Road, Meifeng Community, Meilin Street, Futian District, Shenzhen, China (the “Target Company” or the “Company”)

深圳昱泽新能源有限公司，一家根据中国法律成立的有限责任公司，其统一社会信用代码为91440300081274790E，住所地为深圳市福田区梅林街道梅丰社区北环路梅林多丽工业区厂房2栋3层313房（“目标公司”或“公司”）；

(2)Shenzhen Yuze Venture Capital Co., Ltd., a limited liability company established under the laws of the PRC, with the registration number of 91440300MA5H9M2Y17 and a place of domicile at 3A12G11, South Block, 4th Floor, Tai Ran Cang Song Building, Tai Ran Sixth Road, Tian An Community, Shatou Street, Futian District, Shenzhen (the “Founder Holding Platform” or “Yuze Venture”);

深圳昱泽创业投资有限公司，一家根据中国法律成立的有限责任公司，其统一社会信用代码为91440300MA5H9M2Y17，住所地为深圳市福田区沙头街道天安社区泰然六路泰然苍松大厦四层南座3A12G11（“创始人控股平台”或“昱泽创业”）；

(3)Xiaofei Xu, Personal Identification No. [***], with the place of domicile at [***];

胥晓飞，身份证号为 [***]，住所为 [***]；

(4)Zhen Bao, Personal Identification No. [***], with the place of domicile at [***] (together with Xiaofei Xu, the “Founders”);

鲍震，身份证号为 [***]，住所为 [***]（同胥晓飞，合称“创始人”）；

(5)Shenzhen Yupeng Venture Consulting Partnership (L.P.), a limited partnership established under the laws of the PRC, with the registration number of 91440300MA5H9ULT3T and a place of domicile at 3A12-K4, South Block, 4th Floor, Tai Ran Cang Song Building, Tai Ran Sixth Road, Tian An Community, Shatou Street, Futian District, Shenzhen, China (“Yupeng Consulting”,);

深圳市昱鹏创业咨询合伙企业（有限合伙），一家根据中国法律成立的有限合伙企业，其统一社会信用代码为91440300MA5H9ULT3T，住所为深圳市福田区沙头街道天安社区泰然六路泰然苍松大厦四层南座3A12-K4（“昱鹏咨询”）；

(6)Shenzhen Yuyuan Consulting Partnership (L.P.), a limited partnership established under the laws of the PRC, with the registration number of 91440300MA5HA62W73 and a place of domicile at 3A12-H21, South Block, 4th Floor, Tai Ran Cang Song Building, Tai Ran Sixth Road, Tian An Community, Shatou Street, Futian District, Shenzhen, China (“Yuyuan Consulting”);

深圳市昱渊咨询合伙企业（有限合伙），一家根据中国法律成立的有限合伙企业，其统一社会信用代码为91440300MA5HA62W73，住所为深圳市福田区沙头街道天安社区泰然六路泰然苍松大厦四层南座3A12-H21（“昱渊咨询”）；

(7)Changjiu Lin, Personal Identification No. [***], with the place of domicile at [***] (the “Angel Investor”);

林昌救，身份证号为 [***]，住所为 [***]（“天使投资人”）；

(8)Shenzhen Zhongxiaodan Venture Capital Co., Ltd., a limited liability company established under the laws of the PRC, with the registration number of 91440300050487179C and a place of domicile at 4605, Building B, Longhua District Digital Innovation Center (Hongrongyuan North Station Center), North Station Community, Minzhi Street, Longhua District, Shenzhen, China (“ZXD” or the “Series A Investor”);

深圳市中小担创业投资有限公司，一家根据中国法律成立的有限责任公司，其统一社会信用代码为91440300050487179C，住所地为深圳市龙华区民治街道北站社区龙华区数字创新中心（鸿荣源北站中心）B栋4605（“中小担”或“A轮投资人”）；

(9)Yibin Chendao New Energy Industry Equity Investment Partnership (L.P.), a limited partnership established under the laws of the PRC, with the registration number of 91511500MA69K7AJ39 and a place of domicile at Room 805, Data Center, No. 9, Shaping Section, Guoxing Avenue, Lingang Economic Development Zone, Yibin City, Sichuan Province, China (“Chendao” or the “Series A+ Investor”);

宜宾晨道新能源产业股权投资合伙企业(有限合伙)，一家根据中国法律成立的有限合伙企业，其统一社会信用代码为91511500MA69K7AJ39，住所为四川省宜宾市临港经开区国兴大道沙坪路段9号数据中心805室（“晨道”或“A+轮投资人”）；

(10)SES AI International I Pte. Ltd., a private limited company registered under the laws of Singapore, with the place of registered address at 1 Robinson Road, #18-00, AIA Tower, Singapore 048542 (“SES” or the “Transferee”);

SES AI International I Pte. Ltd., 一家根据新加坡法律成立的有限责任公司, 登记地址为1 Robinson Road, #18-00, AIA Tower, Singapore 048542 （“SES”或“受让方”）

Each of the Transferors and the Transferee shall be referred to as a “Party”, and collectively as the “Parties”. The Series A Investor and the Series A+ Investors are collectively referred to as the “Institutional Investors”; the Founders, the Founder Holding Platform, Yupeng Consulting, Yuyuan Consulting, the Angel Investor, the Series A Investor and the Series A+ Investor are collectively referred to as the “Transferors”; the Founders, the Founder Holding Platform, Yupeng Consulting, the Angel Investor, the Series A Investor and the Series A+ Investor are collectively referred to as the “Existing Shareholders”; the Founders, the Founder Holding Platform, Yupeng Consulting, Yuyuan Consulting are collectively known as “Company Parties”.

转让方和受让方，以下单称“一方”，合称“各方”。A轮投资人和A+轮投资人合称为“前轮机构投资人”；创始人、创始人控股平台、昱鹏咨询、昱渊咨询、天使投资人、A轮投资人以及A+轮投资人合称为“转让方”；创始人、创始人控股平台、昱鹏咨询、天使投资人、A轮投资人以及A+轮投资人合称为“现有股东”。创始人、创始人控股平台、昱鹏咨询以及昱渊咨询合称“公司方”。

WHEREAS:

鉴于：

(A)

Shenzhen UZ Energy Co., Ltd. is an energy storage solution provider established on October 18, 2013, which focuses on the development, integration and sales of energy storage systems, with products and solutions covering domestic and international energy storage systems. Details of the Target Company are set out in Schedule 1;

深圳昱泽新能源有限公司是一家于2013年10月18日设立的一家储能解决方案提供商，以储能系统的开发、集成、销售为主营业务，产品及解决方案覆盖了国内外储能系统。关于目标公司的详情参见附件1;

(B)

The Existing Shareholders intend to transfer all of the Equity in the Target Company to SES in accordance with the terms and conditions of this Agreement, and SES intends to acquire all such Equity (the “Equity Transfer”);

转让方拟按照本协议的条款和条件向SES转让其持有的目标公司全部股权，SES拟受让该等股权（“本次股权转让”）；

(C)

Simultaneously, SES intends to subscribe for the proposed new registered capital of the Target Company on the terms and conditions set forth herein, and the Transferors and the Target Company intend to agree to such subscription (the “Subscription” and, together with the “Equity Transfer”, the “Investment” or the “Transaction”);

与此同时，SES有意根据本协议规定的条款和条件认购目标公司本次拟新增注册资本，转让方及目标公司拟同意该等认购（“本次认购”，与“本次股权转让”合称为“本次投资”或“本交易”）；

(D)	The Parties have entered into this Agreement as of the date hereof with respect to each Party’s understanding of the Transaction and have agreed on the validity of this Agreement.

各方于本协议签署之日就各方对本交易事宜的理解订立本协议，并就本协议的有效性达成一致。

IT IS AGREED as follows:

各方特此约定如下：

1.	DEFINITIONS AND INTERPRETATION/定义与解释
1.1.	In this Agreement where the context so permits, the following words and expressions shall have the following meanings:

在本协议中，如果文义允许，下列词语应具有以下含义：

“Accounts”

means (a) the audited balance sheet, cash flow statements and profit and loss accounts of the Company for the fiscal year ending on the Accounts Date and (b) the unaudited consolidated balance sheets, cash flow statements, and profit and loss accounts of the Company ending on June 30, 2025, in each case, prepared in accordance with PRC GAAP and including all notes, reports and other documents annexed thereto;

“财务报表”	指 (a) 目标公司截至财务基准日的经审计资产负债表、现金流量表及损益表；以及 (b) 目标公司截至2025年6月30日未经审计的合并资产负债表、现金流量表及损益表，且上述各项均根据中国会计准则编制，并包含所有附注、报告及其他附属文件。
“Accounts Date”	means December 31, 2024
“财务基准日”	指 2024年12月31日；
“Affiliate”

means, in respect of a Party, any person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Party by means of possessing or being subject to, directly or indirectly, the power to direct or cause the direction of management or policies, whether through ownership of voting securities, the ability to exercise voting power, by contract, by virtue of being or controlling the general partner, managing member, manager, board of managers or board of directors, by virtue of beneficial ownership of, or control over a majority of the economic interest or otherwise;

“关联方”	指，针对一方而言，直接或间接（通过一个或多个中介机构）控制该方、被该方控制或者与该方受共同控制的任何人。上述“控制”是指直接或间接拥有决定管理或政策的权力，无论是通过拥有含表决权的股票、通过行使表决权、通过合同安排、通过作为或控制普通合伙人、管理成员、经理、管理委员会或董事会，或者凭借对多数经济权益的控制权或其他方式；

“Anti-Bribery and Corruption Laws”

means, with respect to any person or its assets, all Applicable Laws concerning or relating to bribery or corruption or money laundering, including those issued, administered or enforced by the Republic of Singapore, People’s Republic of China, the United States, and the United Kingdom, and including such acts such as the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and the Organization for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation and any other Applicable Law of similar purpose in scope in any jurisdiction;

“反贿赂和腐败法”	指关于或涉及贿赂、腐败或洗钱的，针对任何人或财产的所有适用法律，包括新加坡、中华人民共和国、美国和英国颁布、实施或执行的适用法律，包括美国的《反海外腐败法》，英国的《反贿赂法》，以及经济合作与发展组织（OECD）的《国际商务交易活动反对行贿外国公职人员公约》以及任何司法管辖区内具有类似目的的任何其他适用法律；
“Applicable Laws”

means, with respect to any person, all provisions of laws, statutes, ordinances, codes, rules, regulations, permits or certificates of any Governmental Authority applicable to such person or any of its assets or property, and all judgments, injunctions, orders and decrees of any Governmental Authorities in proceedings or actions in which such person is a party or by which any of its assets or properties are bound.

“适用法律”	就任何人而言，指适用于该方或其任何资产或财产的任何政府机构的法律、法规、条例、法典、规则、规章、许可证或证书的所有规定，以及任何政府机构在该方作为一方当事人或其任何资产或财产受其约束的程序或行动中的所有判决、禁令、命令和法令；
“Business Day”	means any day on which banks are generally open for business (excluding Saturdays, Sundays or statutory holidays) in the PRC, Singapore or the United States.
“工作日”	指在中国、新加坡或美国的银行通常开门营业的任何日子（星期六、星期日或法定假日除外）；

“Change in Law”

means, at any time after the Closing Date, any change, amendment, restatement, promulgation of the Applicable Laws or any change to the interpretation, application or enforcement of Applicable Laws, except for those which are applicable to or in any respect related to the performance of the Post-Closing Obligations.

“法律变更”	指在交割日后的任何时间，适用法律的变化、重述、修订、发布或就适用法律的解释、适用和执行的变化，但那些适用于或与履行交割后义务在任何方面有关的除外。
“Closing”	means the completion of the Equity Transfer and Subscription hereunder as stipulated in Section 4 of this Agreement;
“交割”	指按照本协议第四条约定完成各项股权转让和认购。
“Closing Date”	means the date on which the Closing takes place, as set out in Section 4.1 of this Agreement;
“交割日”	指本协议第4.1条规定的进行交割的日期；
“Conditions Precedent”	means the conditions specified in Schedule 3 of this Agreement;
“先决条件”	指本协议附件3所列之条件；

“CP Completion Accounts”

means the unaudited consolidated balance sheet, income statement, and profit and loss accounts of the Company prepared as at the date on which the Transferee has confirmed that the Conditions Precedent as listed in Schedule 3 (except Condition 【21】) are satisfied or waived, which date may be prior to the date of this Agreement, and all notes, reports and other documents annexed thereto in accordance with PRC GAAP, which shall be provided to the Transferee and included in the handover list as stipulated in Section 4.3.5. Subject to the financial practices of the Target Company, the Parties have agreed to confirm that the base date for the financial statements on the CP Completion Date is confirmed to be 31 August 2025. If the CP Completion Date is later than 31 August 2025, the Target Company and the Company Parties undertake not to have any other liabilities or contingent liabilities during the period from 1 September 2025 to the CP Completion Date, except for those agreed by the Transferee otherwise or for the daily operating liabilities;

“先决条件满足日财务报表”

指依据中国会计准则编制的截至受让方确认附件3所列的除第21项以外的先决条件被满足或被放弃之日（该日期可能发生在本协议签署之日之前）的未经审计的合并资产负债表、损益表及随附的所有附注、报告和其他文件，且应当根据第4.3.5条的规定提供给转让方并包含在交接清单里。受限于目标公司财务实操，各方一致确认，先决条件满足日财务报表的基准日确认为2025年8月31日。若先决条件满足日晚于2025年8月31日的，则2025年9月1日至先决条件满足日期间，除受让方另行同意或因经营产生的应付账款外，目标公司及公司方承诺无其他负债或或有负债；

“CP Completion Date”	has the meaning given in Section 4.2.7 of this Agreement;
“先决条件满足日”	具有本协议第4.2.7条所赋予的含义；
“Disclosure Schedules”	means the disclosure schedules set forth in Schedule 9;
“披露清单”	指如附件9所列的披露清单；
“Equity”	means the equity interest in the Company, together with all rights, benefits and interests associated therewith;
“股权”	指目标公司股权以及与其相关的所有权利、权益和利益；
“Governmental Authority”

means any instrumentality, subdivision, court, administrative agency, commission, stock exchange, official or other authority of any country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“政府机构”	指任何国家或任何州、省、行政区、直辖市、地方或其他政府或其政治分支机构的任何机构、分支机构、法院、行政机构、委员会、证券交易所、官员或其他机关，或行使任何监管、征税、进口或其他政府或准政府权力的任何准政府或准政府机构。

“Key Employee”	means employees listed in Schedule 14.
“关键员工”	是指附表14所列的员工。
“Longstop Date”	means 30 September 2025, or such other later date as the Transferee notifies the Transferors and the Target Company in writing;
“最终截止日”	指2025年9月30日，或受让方书面通知转让方及目标公司的其他更晚的日期；
“Material Adverse Change”

means any event, occurrence, fact, condition, change, development or effect that individually or in the aggregate, is or may be materially adverse to (a) the financial conditions, business, properties, assets, liabilities, prospects or results of operations of the Company, which for purposes of this definition shall be any event, occurrence, fact, condition, change, development or effect that individually or in aggregate that causes or may cause losses of more than RMB 1 million to the Company, (b) the Equity and/or (c) the performance of this Agreement by the Transferors;

“重大不利变更”	指任何单独或共同（a）对目标公司的财务状况、经营、财产、资产、负债、前景或运营结果单次或合计造成或可能造成目标公司100万元人民币以上损失的，（b）对股权和/或（c）本协议的履行具有实质不利或可能实质不利的事件、情形、事实、条件、改变、发展或影响；
“New Articles”	means the articles of association of the Company amended and restated by the Transferee to reflect the Transfer contemplated hereunder;
“新章程”	指为反映本协议项下的本次股权转让和本次认购，由受让方修订和重述的目标公司章程；
“PRC”	means the People’s Republic of China but excluding, only for the purposes of this Agreement, the Hong Kong and Macau Special Administrative Regions, and Taiwan;
“中国”	指中华人民共和国，但单就本协议而言，不包括香港特别行政区、澳门特别行政区和台湾省；

“PRC GAAP”	means the China Accounting Standards for Business Enterprises.
“中国会计准则”	指中国企业会计准则。
“Properties”	means all the properties set out in Schedule 6, including the Leased Properties;
“不动产”	指附件6所列的所有不动产，包括租赁不动产；
“Public Official”

means any person who is (i) employed by, is acting in an official capacity for, is an official, officer or representative of, or performs public functions (e.g., professionals working for water authorities or planning officials) for a government, department, agency or instrumentality of government (including state-owned or controlled entities), or a public international organization (e.g., The World Bank), (ii) elected, appointed, or holds a legislative, administrative, or judicial position; or (iii) any political party or a candidate for political office and political party officials;

“公职人员”	指任何如下人员：（i）受雇于政府、部门、机构或政府机关（包括国有企业或国有控制实体）作为政府职员、官员或代表，或以官方身份行事或履行公职（例如，为水务局或规划部工作的专业人员），或为公共国际组织（如世界银行）履行公职的人，（ii）被选举、任命或拥有立法、行政或司法职位; 或（iii）任何政党、政治职位和政党官员的候选人；
“Simplified Equity Transfer Agreement”

means a simplified equity transfer agreement signed by the Existing Shareholders and the Transferee (or any of its Affiliates), based on the template provided by Shenzhen Administration for Market Regulation for the purpose of the change of registration with regard to the Transfer;

“简化版股权转让协议”	指现有股东与受让方(或其关联方)为完成本次股权转让的变更登记事宜而基于深圳市场监督管理局提供的模板签署的简化版股权转让协议；

“Tax”

means any and all taxes, fees, levies, duties, tariffs, imposts, late payment surcharges and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes or other charges or fees on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security funds, workers’ compensation, unemployment compensation, or taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs, and similar charges;

“税金”

指任何政府机构征收的任何及所有税金、费用、征收、税款、关税、税赋和其他任何种类的收费(连同与前述各项相关而征收的任何及所有利息、罚款、税收附加和额外款项)，包括但不限于对所得、特许经营、意外收入或其他利润、收入总额、财产、销售、使用、股本、工资、雇佣、社会保险基金、工伤补偿、失业补偿所征收的或与之相关的税金或其他收费或费用，或具有消费税、预提税、从价税、印花税、转让税、增值税、利得税、许可费、登记费和文件费，以及海关的征税、关税和类似收费性质的税金或其他收费；

“US GAAP”	means the generally accepted accounting principles in the United States of America.
“美国会计准则”	指美国通用会计准则。
“Warranties”	means the representations and warranties contained or referred to in Schedule 5 of this Agreement;
“保证”	指本协议附件5所列或提及的陈述、保证或承诺；

“Series A financing transaction documents”

means the Capital Increase Agreement and the Supplemental Agreement to the Capital Increase Agreement dated May 6, 2022 entered into by the Target Company, Xiaofei Xu, Zhen Bao, Yuze Venture Capital, Changjiu Lin, Shenzhen Yupeng Boyuan Venture Consulting Partnership (Limited Partnership) (“Yupeng Boyuan”), Shenzhen Yuyuan Consulting Partnership(Limited Partnership) (“Yuyuan Consulting”), Shenzhen Yupeng Venture Consulting Partnership (Limited Partnership) (“Yupeng Consulting”), and Shenzhen Boyuan Consulting Partnership (Limited Partnership) (“Boyuan Consulting”);

“A轮投资文件”	指2022年5月6日目标公司、中小担、胥晓飞、鲍震、昱泽创业、林昌救、昱鹏博渊、昱渊咨询、昱鹏咨询以及博渊咨询签署的《深圳昱泽新能源有限公司之增资扩股协议》《深圳昱泽新能源有限公司之增资扩股协议之补充协议》。
“Series A+ financing transaction documents”

means the Investment Agreement dated November 22, 2022, by and among Chendao, the Target Company, ZXD, Xiaofei Xu, Zhen Bao, Yuze Venture Capital, Changjiu Lin, Yupeng Boyuan, Yuyuan Consulting, Yupeng Consulting, and Boyuan Consulting;

“A+轮投资文件”	指2022年11月22日晨道、目标公司、中小担、胥晓飞、鲍震、昱泽创业、林昌救、昱鹏博渊、昱渊咨询、昱鹏咨询以及博渊咨询签署的《投资协议》。

1.2.

If the day on which any right or any obligation under this Agreement is to be exercised or performed falls on a day which is not a Business Day, such right or obligation shall be exercised or performed on the immediately following Business Day.

如果行使本协议项下权利或履行本协议项下义务的日期不是工作日，则应顺延到最近的工作日行使该等权利或履行该等义务。

1.3.	In this Agreement, except where the context otherwise requires:

在本协议中，除另有约定外：

1.3.1.	the headings of sections shall not affect the interpretation of the relevant sections and other provisions of this Agreement;

条款标题不对本协议有关条款和规定的解释产生任何影响；

1.3.2.	any references to “sections” or “schedules” shall be references to the sections or schedules of this Agreement, as applicable;

任何对“条款”或“附件”的引用均指对本协议条款或附件的引用（依适用情形）；

1.3.3.

using of words “inter alia” or “including” (or any similar expressions) does not suggest any limitations, and the relevant wordings shall be interpreted as if they were followed by “without limitation”;

“尤其”或“包括”（或任何类似的表达）等词汇并不表示任何限制，对该等词汇的解释应使其具有不受限制的效力；

1.3.4.	a reference to a person shall include a reference to any individual, firm, company,

consortium, joint venture, or other body corporate, an individual’s executors or administrators, government authority, unincorporated association, trust or partnership (whether or not having separate legal personality);

提及“人”时，应包括任何个人、企业、公司、财团、合资企业或其他法人团体、个人的遗嘱执行人或管理人、政府机构、非法人团体、信托或合伙（无论是否具有独立的法人资格）；

1.3.5.

references to any document (including this Agreement) or a provision of any document includes such document or provision thereof as amended or supplemented in accordance with its terms, and whether or not such other document or provision thereof is or becomes ineffective for any reason;

提及任何文件（包括本协议）或任何文件的条款时，应包括该文件或该条款的修改或补充，无论其他该等文件或条款是否因任何理由而无效；

1.3.6.

references to terms in a masculine gender form suggest references to the same terms in a feminine/neutral gender form, and vice versa; a provision containing a term in a singular form applies as if the relevant term were used in plural, and vice versa; and

如提及一个词语的阳性词性，应包括该词语的其他词性，反之亦然；如果任何词语使用单数形式，应包括复数，反之亦然；以及

1.3.7.

the expression “in writing” or “written” refers to a document signed by an authorised representative of any Party other than, for the avoidance of doubt, any letter (message) transmitted via email, by wire or other electronic means of communication, as well as any documents signed with the use of facsimile signatures.

“书面”或“书面的”均指由任何一方授权代表签署的文件，为避免疑义，通过电子邮件、电汇或其他电子方式传送的任何信件（信息），以及使用传真方式签署的文件均除外。

2.	INVESTMENT

本次投资

2.1.

The total registered capital of the Target Company before this Investment is RMB 12,559,808.62, and the shareholding structure of the Target Company before the completion of the Investment is shown in Schedule 2.

目标公司本次投资前注册资本总额为1255.980862万元，本次投资完成前目标公司的股权结构如附件2所示。

2.2.	Equity Transfers and Subscription

股权转让和股权认购

2.2.1.	Equity Transfers from Institutional Investors

前轮机构投资人股权转让

Subject to the fulfilment of the Conditions Precedents for Closing as set out in Section 4.2 of this Agreement, the Institutional Investors agree to transfer, and SES agrees to acquire, in accordance with the terms and conditions set out in this Agreement, the total registered capital of the Target Company subscribed by the Institutional Investors amounting to [***] at a consideration of an aggregate of [***]. Among them, (1) SES shall receive [***] of Equity in the Company held by ZXD for the consideration of [***] in cash, corresponding to the Company’s subscribed registered capital of [***] and paid-up registered capital of [***], with a transfer price of [***]; (2) SES shall receive [***] equity interest in the Company held by Chendao for the consideration of [***] in cash, corresponding to the Company’s subscribed registered capital of [***] and paid-up registered capital of [***], at a transfer price of [***]. Upon completion of the Equity transfer as set out in this Section 2.2.1, the share capital structure of the Company shall be as shown in Schedule 2.

在满足本协议第4.2条约定的交割先决条件的情况下，前轮机构投资人同意按照本协议约定的条款和条件出让，且SES同意按照本协议约定的条款和条件，按照以合计 [***] 为对价受让前轮机构投资人认缴的目标公司注册资本合计 [***]。其中，（1）SES以现金 [***] 的价格受让中小担所持有的公司合计[***]的股权，对应公司认缴注册资本[***]，实缴注册资本[***]，[***]转让价格为[***]；（2）SES以现金[***]的价格受让晨道所持有的公司合计[***]的股权，对应公司认缴注册资本[***]，实缴注册资本[***]。本第2.2.1条约定的股权转让完成后，公司股本结构如附件2所示。

2.2.2.	Xiaofei Xu Partial Equity Transfer

胥晓飞部分股权转让

Subject to the fulfilment of the Conditions Precedent for Closing as set forth in Section 4.2 of this Agreement and subject to the price adjustment as set forth in Section 3.1 of this Agreement, Xiaofei Xu agrees to transfer, and SES agrees to receive, in accordance with the terms and conditions set out in this Agreement, the total registered capital of the Target Company subscribed by Xiaofei Xu amounting to [***] of Equity in the Company, which corresponds to the Company’s subscribed capital of [***] and fully-paid up capital of [***], for the consideration of not more than [***] in cash, at a transfer price of [***]. Upon completion of the Equity transfer as set out in this Section 2.2.2, the share capital structure of the Company shall be as shown in Schedule 2.

在满足本协议第4.2条约定的交割先决条件的情况并受本协议3.1条约定的价格调整的约束下，胥晓飞同意按照本协议约定的条款和条件出让，且SES同意按照本协议约定的条款和条件，以不超过[***]的现金为对价受让胥晓飞持有的公司合计[***]的股权，对应公司认缴注册资本[***]，实缴注册资本[***]。本第2.2.2条约定的股权转让完成后，公司股本结构如附件2所示。

2.2.3.	Transfer of Equity for Existing Shareholders (except Institutional Shareholders)

除前轮机构投资人以外的现有股东的股权转让

Subject to the fulfilment of the Conditions Precedent for Closing as set forth in Section 4.2 of this Agreement and subject to the price adjustment as set forth in Section 3.1 of this Agreement, the Existing Shareholders (except Institutional Shareholders) agree to transfer, and SES agrees to receive, such shareholders’ aggregate [***] of Equity in the Company, corresponding to the Company’s subscribed registered capital of [***] and paid-up registered capital of [***], for a consideration not exceeding [***] in cash or shares in the Transferee or its designated Affiliate (at the Transferee’s discretion). Among them, the corresponding proportion of Equity purchased by SES from each of the Existing Shareholders (except Institutional Shareholders) is shown in Schedule 2.

在满足本协议第4.2条约定的交割先决条件的情况并受本协议第3.1条约定的价格调整的约束下，现有股东(除机构投资人)同意按照本协议约定的条款和条件出让，且SES同意按照本协议约定的条款和条件，以不超过 [***] 的现金或受让方或其指定关联公司的股份（由受让方决定）为对价受让现有持有的公司合计[***]的股权，对应公司认缴注册资本[***]，实缴注册资本[***]。其中，SES向各现有股东(除机构投资人)购买股权相应比例如附件2所示。

2.2.4.	Subscription

认购

The Parties agree that, subject to the fulfilment of the Conditions Precedent for Closing as set out in Section 4.2 of this Agreement, concurrent with the transactions contemplated under Sections 2.2.1 to 2.2.3 (both inclusive), SES shall subscribe for the new registered capital of the Target Company in accordance with this Section 2.2.4, and that the Existing Shareholders and the Target Company shall recognize and agree with such valuation. In respect of this Subscription under this Agreement, SES shall subscribe for [***] of the new registered capital of the Target Company at a price of RMB 90,000,000 (approximately USD 12,500,000, the final price is in RMB) in cash. Of the above subscription amount, [***] shall be used to subscribe for the new registered capital and the remaining [***] shall be credited to the capital surplus of the Company. Upon completion of the Subscription by SES under this Agreement, the registered capital of the Target Company will be increased from [***] to [***], and SES will own 100% of the total share capital of the Target Company after this Subscription. The share capital structure of the Company after the completion of the Subscription as set out in this Section 2.2.4 is shown in Schedule 2.

Unless otherwise agreed by SES in writing, the aforesaid subscription monies can only be used for the main business and daily operation of the Target Company and the repayment of Zhen Bao’s loan as set forth in Schedule 7, and shall not be used for the purchase of shares, corporate bonds and/or other marketable securities of listed companies, nor for dividends, repurchase of the Company’s equity interest or for any other purposes.

各方同意，在满足本协议第4.2条约定的交割先决条件以及与第2.2.1至2.2.3条（含）项下拟进行的交易同时进行的情况下，SES按照本第2.2.4条的约定认购目标公司新增的注册资本，现有股东及目标公司对该投资估值基础予以认可。就本协议项下之本次认购，由SES以现金9000万元的价格(相当于约1250万美元，最终价格以人民币为准）认购目标公司本次新增注册资本[***]。上述认购款中，[***]用于认缴新增注册资本，其余[***]计入公司资本公积。本协议项下SES认购完成后，目标公司注册资本由[***]增加至[***],SES将占本次认购后目标公司总股本的100%。本第2.2.4条约定的本次股权认购完成后，公司股本结构如附件2所示。

除非经SES的书面同意，上述认购款只能用于目标公司的主营业务和日常运营及用于向鲍震归还本协议附件7所涉债务，不得用于购买上市公司股票、企业债券和/或其他有价证券，也不得用于分红、回购公司的股权或其他用途。

2.3.

Subject to the terms and conditions of this Agreement, upon Closing, the Existing Shareholders shall transfer to the Transferee, and the Transferee shall acquire the Equity, free from any lien, pledge or any kind of encumbrances.

根据本协议的条款和条件，在交割完成时，现有股东应向受让方转让而受让方应取得股权， 且该股权不含任何留置权、质押或任何种类的负担。

2.4.

The Parties agree that, starting from the Closing Date, the Transferee will assume all the rights and obligations as the sole shareholder of the Company under the New Articles and/or Applicable Laws, including without limitation the right to receive dividends, and the obligation to the Company to the extent of the capital contributions it has made.

各方同意，自交割日起，受让方将成为公司的唯一股东，并就公司全部股权承担新章程项下和/或适用法律下的所有权利和义务，包括但不限于享受分红的权利，以及以出资额为限对公司承担义务。

2.5.

ZXD hereby warrants that (a) no circumstances has existed that would trigger its repurchase rights under the Supplemental Agreement to the Capital Increase Agreement dated May 6, 2022 (the “Supplemental Agreement to the Series A Capital Increase Agreement”) entered into by the Target Company, Xiaofei Xu, Zhen Bao, Yuze Venture Capital, Changjiu Lin, Shenzhen Yupeng Boyuan Venture Consulting Partnership (Limited Partnership) (“Yupeng Boyuan”), Shenzhen Yuyuan Consulting Partnership(Limited Partnership) (“Yuyuan Consulting”), Shenzhen Yupeng Venture Consulting Partnership (Limited Partnership) (“Yupeng Consulting”), and Shenzhen Boyuan Consulting Partnership (Limited Partnership) (“Boyuan Consulting”), (b) to the extent that ZXD is aware, there has not been any breaches by any of the Target Company, the Founders, and the Key Employees of the Company of the Series A financing transaction documents. The Parties hereby confirm that after the Transferee pays ZXD in accordance with Section 3.2.1 and upon ZXD’s receipt of such payment, ZXD shall no longer enjoy any shareholder rights, shall waive all claims against the

Target Company, the Transferee and their respective affiliates, including but not limited to its repurchase right under the Supplementary Agreement to the Series A Capital Increase Agreement, and shall no longer have the right to assert any rights or liability for breach of contract (if any) against the Target Company or the Founders.

中小担确认，(a) 不存在任何触发其在2022年5月6日与目标公司、胥晓飞、鲍震、昱泽创业、林昌救、深圳市昱鹏博渊创业咨询合伙企业（有限合伙）(“昱鹏博渊”)、深圳市昱渊咨询合伙企业（有限合伙）(“昱渊咨询”)、深圳市昱鹏创业咨询合伙企业（有限合伙）(“昱鹏咨询”)以及深圳市博渊咨询合伙企业（有限合伙）(“博渊咨询”)签署的《关于深圳昱泽新能源有限公司之增资扩股协议之补充协议》（“A轮增资协议补充协议”）下的回购权的情形，且(b) 就中小担所知，目标公司、创始人以及公司关键员工不存在违反A轮投资文件的情形。各方一致确认，当受让方依据第3.2.1条向中小担付款且中小担收到后，中小担不再享有任何股东权利并将放弃所有针对公司、受让方及其关联方的权利主张，包括但不限于A轮增资协议补充协议下的回购权，中小担不再有权向目标公司或创始人主张任何权利或违约责任（如有）。

2.6.

Chendao hereby warrants that (a) there has not been any breaches by any of the Target Company and the Transferors of the Target Company of the Investment Agreement dated November 22, 2022, by and among Chendao, the Target Company, ZXD, Xiaofei Xu, Zhen Bao, Yuze Venture Capital, Changjiu Lin, Yupeng Boyuan, Yuyuan Consulting, Yupeng Consulting, and Boyuan Consulting (the “Series A+ Investment Agreement”), and (b) there has not been any breaches by any of the Target Company, the Founders, and the Key Employees of the Company of the Series A and Series A+ financing transaction documents. The Parties hereby confirm that after the Transferee pays Chendao in accordance with Section 3.2.2, Chendao shall no longer enjoy any shareholder rights, shall waive all claims against the Target Company, the Transferee and their respective affiliates, and shall no longer have the right to assert any rights or liability for breach of contract (if any) against the Target Company or the Founders.

晨道确认(a)目标公司以及目标公司转让方不存在违反2022年11月22日晨道、目标公司、中小担、胥晓飞、鲍震、昱泽创业、林昌救、昱鹏博渊、昱渊咨询、昱鹏咨询以及博渊咨询签署的《投资协议》（“A+轮投资协议”）的情形，且(b) 目标公司、创始人以及公司关键员工不存在违反A轮投资 文件或A+轮投资文件的情形。各方一致确认，受让方依据第3.2.2条付款后，晨道不再享有任何股东权利并将放弃所有针对公司、受让方及其关联方的权利主张，晨道不再有权向目标公司或创始人主张任何权利或违约责任（如有）。

3.	CONSIDERATION AND PAYMENT SCHEDULE /股权收购价款与付款计划
3.1.

The Equity transfer consideration to be paid by the Transferee to each of the Existing Shareholders for the purchase of the Equity under this Agreement is as shown in Schedule 2, and Transferors (other than the Institutional Investors) are subject to the price adjustments as set out in Schedule 10.

本协议项下受让方为购买股权而需向各现有股东支付的股转对价如附件2所示，并且除前轮机构投资人外的转让方将受附件10规定的价格调整约束。

3.2.

Subject to the terms and conditions of this Agreement (including without limitation completion of the Closing in accordance with this Agreement), the consideration shall be paid in accordance with following schedule:

根据本协议的条款和条件（包括但不限于按本协议的规定完成交割），股权收购价款应按照如下时间表支付：

3.2.1.

Transferee shall, subject to the Closing, within forty (40) Business Days after the Closing Date, pay ZXD the Equity transfer consideration as set forth under Section 2.2.1, in the amount of [***]. Provided that there are no legal restrictions or prohibitions imposed by Applicable Laws and the Governmental Authorities preventing the Transferee from making payments pursuant to this Section 3.2.1, if the Transferee fails to make such payment, the Transferee shall pay ZXD the overdue interest calculated on the overdue amount from the day of default, on a daily basis, at the rate o[***] per annum.

受让方应，受制于交割，在交割日后的四十个工作日内向中小担支付第2.2.1条项下约定的股权转让对价，即[***]。在不存在适用法律及政府机构阻碍受让方依据第3.2.1条付款的前提下，如受让方逾期付款的，受让方应自逾期之日起，以逾期未付金额为基数，按日向中小担支付违约金，违约金年利率为[***]。

3.2.2.

Transferee shall, subject to the Closing, within forty (40) Business Days after the Closing Date, pay Chendao the Equity transfer consideration as set forth under Section 2.2.1, in the amount of [***]. Provided that there are no legal restrictions or prohibitions imposed by Applicable Laws and the Governmental Authorities preventing the Transferee from making payments pursuant to this Section 3.2.2, if the Transferee fails to make such payment, the Transferee shall pay Chendao the overdue interest calculated on the overdue amount from the day of default, on a daily basis, at the rate of [***] per annum.

受让方应，受制于交割，在交割日后的四十个工作日内向晨道支付第2.2.1条项下约定的股权转让对价，即[***]。在不存在适用法律及政府机构阻碍受让方依据第3.2.2条付款的前提下，如受让方逾期付款的，受让方应自逾期之日起，以逾期未付金额为基数，按日向晨道支付违约金，违约金年利率为[***]。

3.2.3.

Pursuant to Sections 2.2.2 and 3.1 and subject to Section 3.5, after the completion of Closing and the completion of the audit of the Target Company’s 2025 financial statements in accordance with US GAAP by February 28, 2026, if the Target Company meets the performance assessment criteria as set forth in Schedule 10, the Transferee shall, within forty (40) Business Days of the Transferee’s verification that such performance assessment criteria has been met, pay Xiaofei Xu the corresponding Equity transfer consideration, i.e., [***] (“Consideration for Xiaofei Xu Equity Transfer”) in full. If the Target Company fails to meet the performance assessment criteria as agreed in Schedule 10, the amount of Consideration for Xiaofei Xu Equity Transfer shall be correspondingly reduced in accordance with the reduction mechanism set forth in Schedule 10.

在交割日后且目标公司在2026年2月28日按照美国会计准则完成2025年财务报表的审计后四十个工作日内，根据第2.2.2条项下约定和第3.1条约定并且受制于第3.5条的约定，如果目标公司达到附件10约定的业绩考核标准，受让方则应向胥晓飞支付相应的股权转让对价，即[***]（“胥晓飞基础股转对价”）；如果目标公司未达到附件10约定的业绩考核标准，受让方应向胥晓飞支付的股权转让对价应在胥晓飞基础股转对价的基础上按照附件10的约定做相应扣减。

3.2.4.

Pursuant to Sections 2.2.3 and 3.1 and subject to Section 3.5, after the completion of Closing and the completion of the audit of the Target Company’s 2026 financial statements in accordance with US GAAP by February 28, 2027, if the Target Company meets the performance assessment criteria agreed in Schedule 10, the Transferee shall, within forty (40) Business Days of the Transferee’s verification that such performance assessment criteria has been met, pay Xiaofei Xu, Yuze Venture, Yuyuan Consulting, Yupeng Consulting and the Angel Investor the corresponding Equity transfer consideration as set forth in Schedule 2 (“Consideration for Remaining Shareholders Equity Transfer”) in full. If the Target Company fails to meet the performance assessment criteria as agreed in Schedule 10 or exceeds such performance assessment criteria, the amount of Consideration for Remaining Shareholders Equity Transfer shall be correspondingly adjusted in accordance with the adjustment mechanism set forth in Schedule 10.

在交割日后且目标公司在2027年2月28日按照美国会计准则完成2026年财务报表的审计后四十个工作日内，根据第2.2.3条项下约定和第3.1条约定并且受制于第3.5条的约定，如果目标公司达到附件10约定的业绩考核标准，受让方则应向胥晓飞、昱泽创业、昱鹏咨询和天使投资人按照附件2所示支付相应的股权转让对价（“剩余股东基础股转对价”）；如果目标公司未达到附件10约定的业绩考核标准或超过其标准，受让方应向上述各股东支付的股权转让对价应在剩余股东基础股转对价的基础上按照附件10的约定做相应调整。

3.2.5.

Transferee shall, subject to Closing, within forty (40) Business Days after SES obtains the approval from the commercial bank delegated by the State Administration of Foreign Exchange (SAFE) for the conversion of the registered capital of SES for the purpose of paying the consideration for the Subscription, pay RMB 90,000,000 to the Target Company as consideration for the Subscription as set forth in Section 2.2.4.

受制于交割，在自国家外汇管理局下放审批权限的商业银行处取得关于SES为支付股权认购款之目的将其注册资本结汇的批准后的四十个工作日内，受让方应当按照第2.2.4条约定的股权认购金额，向目标公司支付股权认购款，即人民币9000万元（大写玖仟万元整）。

3.2.6.

Notwithstanding anything to the contrary contained herein or elsewhere, if the Transferee fails or is unable to pay the Consideration for Xiaofei Xu Equity Transfer in accordance with Section 3.2.3 or the Consideration for Remaining

Shareholders Equity Transfer in accordance with Section 3.2.4 either due to regulatory reason or otherwise, the relevant Existing Shareholders and the Transferee shall use commercially reasonable efforts to discuss in good faith with a goal to agree on the revised payment method (including payment through share transfer) and schedule.

不论本协议内外是否有相反规定，如果受让方未或未能按照第3.2.3条支付胥晓飞基础股转对价或按照第3.2.4条支付剩余股东基础股转对价（不论是否由于监管原因），相关现有股东和受让方应当尽合理商业努力磋商，以就新的支付方法（包括通过股份转让的形式）和时间表达成合意。

3.3.	The bank accounts used by the Existing Shareholders to receive payments under this Agreement is shown in Schedule 11.

现有股东用于收取本协议项下款项的银行账户如附件11所示。

3.4.

The Parties hereto acknowledge and agree that, before receipt of any payment from Transferee under this Agreement, Existing Shareholders shall provide Transferee with legal and valid receipt acceptable to PRC tax authorities and in compliance with all Applicable Laws (if required).

各方特此确认并同意，在收到本协议项下任何款项之前，现有股东应向受让方提供中国税务机关可接受的且符合适用法律要求的收据（如需）。

3.5.	[***]
3.6.	[***]
3.7.

If, due to any Change in Law, the Transferee is unable to make a payment as specified in 3.2.3 and 3.2.4without violating Applicable Laws, the Parties agree that such amounts due will be held in abeyance until such time that the Transferee is legally allowed to make the required payment without violating any Applicable Laws, and shall not be considered a default or other terminating condition.

如果由于法律变更，受让方无法在不违反适用法律的情况下按照第3.2.3条或第3.2.4 条（视情况而定）规定进行支付，则各方同意该应付款项将暂时搁置，直到受让方在不违反任何适用法律的情况下能够依法进行所需支付，并且不应视为违约或其他终止条件。

4.	CLOSING/交割

4.1.Closing Date/交割日

The Closing shall be completed in accordance with this Section 4 of this Agreement. The Closing Date shall be the date the Company obtains the new business license reflecting completion of this Equity Transfer and the Subscription.

交割应根据本协议第4条进行。交割日应为目标公司依据本协议完成本次认购和本次股权转让对应的工商变更登记之日。

4.2.Conditions Precedent for Closing/交割的先决条件:

4.2.1.

Unless otherwise agreed by the Parties in writing, Closing is conditional upon all the Conditions Precedent being satisfied (which includes, for the purposes of this Section, such satisfaction being evidenced in accordance with Schedule 3) or, if possible to waive, waived by a Party (if applicable) on or before the Longstop Date. If Condition 20 of the Conditions Precedent in Schedule 3 is not completed by the Longstop Date, the Longstop Date shall be automatically extended to the date on which Condition 20 of the Conditions Precedent is completed.

除非各方另有书面约定，交割应以所有先决条件在最终截止日之前被满足（就本款而言，包括先决条件按照附件3被证明满足）或被一方放弃（如果可放弃）为前提。若附件3第20项所列的先决条件未在最终截止日前完成的，则最终截止日自动延长至该等先决条件完成之日。

4.2.2.

A Party having the right to waive a Condition Precedent (as set out in the table in Schedule 3) may, by written notice to the other Party, waive such Condition Precedent in whole or in part at any time on or before the Longstop Date.

有权放弃先决条件的一方（按附件3表格中所列）可经向另一方发出书面通知后，在最终截止日或之前的任何时候，全部或部分放弃任何先决条件。

4.2.3.

If one or more of the Conditions Precedent remain unsatisfied on the Longstop Date and has not been waived by such Party having the right to waive (as set out in the table in Schedule 3) on or before that date, the Parties shall not be bound to proceed with the Transfer, and this Agreement shall be terminated and cease to be of any effect, except Sections 1 (Interpretation), 11 (Confidentiality), 12 (Costs), 13 (General), 14 (Notices) and 15 (Governing Law and Settlement of Disputes) which shall remain in force.

如果在最终截止日，任何一项或多项先决条件未被满足，且未被有权放弃先决条件一方（按附件3表格所列）放弃的，则各方没有义务继续推进本次投资中未交割的部分，已交割且完成款项支付义务的部分不受影响，本协议将被终止且不再有效，但第1条（定义与解释）、第11条（保密）、第12条（费用）、第13条（一般规定）、第14条（通知）和第15条（适用法律和争议解决）应继续有效。

4.2.4.

If the Conditions Precedent have not been fulfilled prior to the date of this Agreement, the Parties shall use all reasonable endeavors to ensure that the Conditions Precedent are fulfilled as soon as possible after the date of this Agreement pursuant to the terms and conditions of this Agreement. Such reasonable endeavors shall include that the Parties, as promptly as practicable, take all steps reasonably necessary or desirable (including making filings and notifications) to obtain all consents, approvals or actions of any Governmental Authorities or third parties, including the banks, which are required in order to complete the Transfer including those required to satisfy the relevant Conditions Precedent.

如果先决条件未在本协议签署之日以前被满足，本协议签署之后，各方应立即尽一切合理努力确保先决条件以本协议约定的方式获得满足。上述合理努力包括，各方尽快采取一切合理必要或应有的措施（包括办理申请和通知相关方），以取得完成本次股权转让所需的政府机构或第三方，包括银行的同意、批准或举措，其中包括为满足相关先决条件所需的同意、批准或举措。

4.2.5.

Each Party shall notify the other Party in writing of the satisfaction of each of the Conditions Precedent (or any part thereof) for which it is responsible (as set out in the column headed “Responsible Party” in the table in Schedule 3) as soon as possible after such Condition Precedent (or part thereof) has been satisfied, and in any event within five (5) Business Days from such satisfaction.

任何一方应在由其负责的（按附件3表格中的“责任方”一列为准）每一项先决条件（或其部分）被满足之后，尽快以书面形式将其告知另一方，但最迟不超过该等先决条件被满足后的5个工作日。

4.2.6.

Each Party shall notify the other Party in writing as soon as is reasonably practicable, but in any case no later than 5 Business Days after becoming aware of any fact or circumstance which would or which may prevent or delay the satisfaction of any Condition Precedent (or part thereof) of which it is responsible (as set out in the column headed “Responsible Party” in the table in Schedule 3).

如有任何可能阻碍或推迟任何由其负责的（按附件3表格中的“责任方”一列为准）先决条件（或其部分）被满足的事实或情况，任何一方应在合理可行的范围内尽快以书面形式通知另一方，但最迟不超过在知悉该等事实或情况后的5个工作日。

4.2.7.

When all Conditions Precedent have been either satisfied or waived in accordance with this Agreement, the Party who is responsible for such Condition Precedent (as set out in the column headed “Responsible Party” in the table in Schedule 3) will send written confirmation of the satisfaction of all Conditions Precedent to the other Party within two (2) Business Days upon its awareness of the last of the Conditions Precedent has been satisfied or waived. The date on which the Transferee confirms in writing that all Conditions Precedent are satisfied or waived is referred to as “CP Completion Date”. If all the Conditions Precedent are satisfied or waived, but Transferee does not send the written confirmation according to the agreed schedule, it will be deemed that the CP Completion Date arrives on the same day that all the Conditions Precedent are satisfied or waived. For greater certainty, the CP Completion Date may occur prior to the date of this Agreement.

当所有先决条件均已根据本协议被满足或放弃时，负责该先决条件的一方（按附件3表格中的“责任方”一列为准）将在其知道最后一项先决条件被满足或放弃之日起的两（2）个工作日内向对方发出书面确认函，确认先决条件均已满足。受让方发送所有先决条件已被满足或放弃的该等书面确认函之日为“先决条件满足日”，如所有先决条件已被满足或放弃时，受让方未按期发送书面确认函的，则视为“先决条件满足日”已达到。更为明确地说，先决条件满足日可能发生在本协议签署之日以前。

4.3.	Closing Obligations

交割义务

The Parties shall each observe and perform all of the following obligations (the “Closing Obligations”) to complete the Closing:

各方应各自遵守和履行以下所有义务（“交割义务”）并完成交割：

4.3.1.

within five (5) Business Days after the later of the CP Completion Date or the date of this Agreement or at such other time as may be agreed by the Parties in writing, the Parties shall sign the Simplified Equity Transfer Agreement and/or the capital increase agreement, if required for the registration or procedure under Section 4.3.4.

如为办理第4.3.4条的登记或程序所需，先决条件满足日或本协议签署之日（以二者之中较晚一日为准）后五（5）个工作日内或在各方书面同意的其他日期，各方应签署简化版股权转让协议和/或增资协议。

4.3.2.

within five (5) Business Days after the later of the CP Completion Date or the date of this Agreement or at such other time as may be agreed by the Parties in writing, the Company Parties and the Company shall provide to the Transferee the duly signed board resolution and resolution of the shareholders’ meeting of the Company in relation to the Transfer as provided in Schedule 3, and all other documents required for the registration, filing or other procedures in relation to the Transfer, the Transferors shall provide cooperation in accordance with this Agreement.

先决条件满足日或本协议签署之日（以二者之中较晚一日为准）后五（5）个工作日内或在各方书面同意的其他日期，公司方和公司应按附件3所述向受让方提供经正式签署的关于本次股权转让以及本次股权认购事宜的公司董事会决议和股东会决议，以及完成与本次股权转让有关的登记、备案或其他程序所需的全部其他文件，转让方应当依据本协议予以配合。

4.3.3.

within five (5) Business Days after the later of the CP Completion Date or the date of this Agreement, the Transferee and the Company shall appoint persons to cooperate to prepare relevant documents, including New Articles or amendments to the existing articles of association of the Company, and relevant documents for appointing persons nominated by the Transferee as the directors, supervisors and legal representatives of the Company. The Company shall be responsible for the filing with the relevant Governmental Authority. The Parties acknowledge that the initial general manager upon Closing shall remain as Zhen Bao.

先决条件满足日或本协议签署之日（以二者之中较晚一日为准）后五（5）个工作日内，派专人合作准备相关文件，包括新章程或目标公司现有章程的修正案，以及任命受让方提名的人员作为目标公司的负责执行公司事务的董事、监事及法定代表人的相关任职文件。公司将负责向有关政府机关进行申报。各方一致确认，交割后公司的首任总经理仍应为鲍震。

4.3.4.	Regulatory Filing/变更登记

The Parties shall procure the Company to submit the registration, filing or other procedures as listed in relation to the Transfer and the Subscription within five (5) Business Days after the CP Completion Date and shall procure that the Company complete such registration, filing or other procedures as soon as practically possible after the CP Completion Date, and the Transferors and the Transferee shall provide necessary assistance for the completion of the following procedures below:

本次股权转让和本次股权认购变更登记：各方应共同促使目标公司在先决条件满足日后五个工作内提交，并在先决条件满足日后尽快完成，以下与本次股权转让和本次股权认购有关的登记、备案或其他程序，转让方和受让方应为下列程序提供必要的协助：

(a)

Completion of payment of tax of individual shareholders at the competent tax bureau in respect of the relevant Equity transfer and obtaining the tax completion certificates before filing for the change of registration under Section 4.3.4(b);

如转让方为个人股东的，在按照第4.3.4(b)条进行变更登记之前，就本次股权转让在有权主管税务局完成个人股东的税款缴纳，并取得完税证明；

(b)

Change of registration with regard to the Transfer and the Subscription at the Shenzhen Administration for Market Regulation, including the filing of the New Articles, the registration regarding the appointment of new executive director (without board of directors), legal representative and supervisor of the Company. The new executive director, legal representative and supervisor of the Company shall be designated by SES.

就本次股权转让和本次股权认购在深圳市场监督管理局进行变更登记，包括新章程的备案、任命目标公司的执行董事（不设董事会）、法定代表人以及新监事的登记。新的执行董事、法定代表人以及新监事应由SES指定；

(c)	tax registration;

税务登记；

(d)	change of the register of the shareholders;

变更股东名册；

(e)	the authorized signor of the bank accounts of the Target Company and its subsidiaries (as listed in Schedule 1) shall be a person designated by Transferee; and

目标公司及其子公司（下列于附件1）的银行账户的授权签字人应为受让方指定的人；和

(f)	any other registration, filing and procedures as required by the laws and regulations.

法律法规要求的其他任何登记、备案或程序。

4.3.5.

Within fifteen (15) Business Days after the CP Completion Date or at such other time as may be agreed by the Parties in writing, but in any case no later than two (2) Business Days after the Closing Date, the Company Parties shall provide all properties of the Company to the control of Transferee, including：

(a)	Any company chops and other chops, including but not limited to contract chop, finance chop, legal representative signet, designated invoice chop and designated cheque chop;
(b)

Complete company record to the satisfaction of the Transferee, including without limitation all permits, contracts, resolutions and financial books, tax filing records, tax vouchers, tax application documents and relevant tools, archives, contract list and documentation,

(c)	CP Completion Accounts, which is in form and substance satisfactory to the Transferee;
(d)	Original business license and its duplicates;
(e)	U-key and other electronic devices (if applicable) that enable the operation of the Company’s bank accounts;
(f)

At the sole discretion of the Transferee, originals of all the duly executed forms and documents necessary for changing the Target Company’s authorized signatory maintained at the banks with which the Target Company opens its accounts;

(g)

and provide the Transferee full access to the premises of the Company, leaving the Company to the actual management and operation by the Transferee. When conducting the aforesaid handover process, the Parties shall sign a handover list to record and confirm the completion status of Closing and handover.

在先决条件满足日后十五（15）个工作日内或各方书面同意的其他日期，但任何情况下应不晚于交割日后两（2）个工作日内，公司方应向受让方移交对目标公司财产的控制，包括：

(a)	公司公章和其他印章，包括但不限于合同专用章、财务专用章、法定代表人私章、发票专用章和支票专用章;
(b)	令受让方满意的完整公司记录，包括但不限于所有的许可证、合同、决议、财务账簿、报税记录、税收凭证、纳税申报文件和相关工具、合同台账、档案文件

(c)	形式和实质上令受让方满意的先决条件满足日财务报表；
(d)	营业执照原件及副本；
(e)	U盾及其他为运行公司银行账户所有的电子设备（如适用）；
(f)	由受让方自行决定的所有为变更目标公司在开户银行留存的目标公司授权签字人记录而适当签署的表格和文件的原件；
(g)	同时受让方应当被允许进入目标公司场所，公司方应当将目标公司的实际经营管理交接给受让方。办理上述移交时，各方将签署交接清单，以记录和确认交割和移交完成情况。
4.4.

For the avoidance of doubt, the Transferee is not obligated to purchase part or all of the Equity owned by one Transferor separately even if the said Transferor has satisfied or caused to be satisfied the Conditions Precedent in respect of the transfer of the portion of the Equity owned by itself. The Closing will only be completed in respect of 100% of the Equity being transferred to the Transferee.

为避免歧义，受让方没有义务单独购买由一个转让方持有的全部或部分股权，即使该其他转让方已经满足或促成满足了转让其所持有的该部分股权的先决条件。交割只在受让方取得目标公司100%的股权的情况下完成。

5.	PRE-CLOSING COVENANTS /交割前义务
5.1.

The Transferors undertake that during the period from the signing of this Agreement until the Closing Date, the Company Parties shall cause the Company to conduct business only in the ordinary course in the same manner as it was operated prior hereto, provided that such manner is in accordance with Applicable Laws. Without limiting the generality of the foregoing, the Company Parties shall:

自本协议签署直至交割日，公司方应促使目标公司仅按与此前相同的方式从事通常的经营活动，且其经营方式应符合适用法律。在不影响前述一般性规定的前提下，公司方应：

5.1.1.

procure that the Company carries out its business only in the ordinary and usual course and that they do not make or agree to make any payment other than routine payments in the ordinary and usual course of business, and shall not, and procure that the Company does not, create or agree to create any debts, mortgage, lien, pledge, or encumbrances of whatsoever nature in respect of the Equity, the Company or its assets, except where it is reasonably necessary for the performance of obligations under this Agreement;

促使目标公司仅从事通常、一般的经营活动，除通常、一般的经营活动中的常规付款外，不得支付或同意支付任何款项，不得自行并促使目标公司也不得就股权、目标公司或其资产创设或同意创设任何债务、抵押、留置权、质押或任何性质的负担，但为履行本协议下的各项义务之合理所需的情形除外；

5.1.2.	procure that all reasonable steps are taken to preserve and protect the assets of the Company and to preserve and retain the goodwill of the business of the

Company (including the existing relationships with customers and suppliers);

确保采取一切合理措施以保护目标公司的资产，维护其商业信誉（包括与客户和供应商的现有关系）；

5.1.3.

give, and procure that the Transferee and/or any persons authorized by the Transferee will be given, such access to the premises and all books, records and accounts, of the Company as the Transferee may reasonably request and be permitted to take copies of any such books, records and accounts and that the directors and employees of the Company shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as maybe requested by it or them; and

应受让方合理要求，确保受让方及/或受让方授权的人士可以获准进入目标公司的场所，查阅目标公司的所有账簿及报表，允许复制该等账簿及报表，并指示目标公司的董事或员工立即向前述人员提供其所需的所有信息或说明；及

5.1.4.	procure that the Company will not, without the prior written consent of the Transferee or except as provided in this Agreement, undertake any of the matters provided in Schedule 4.

除非经受让方事先书面同意或本协议另有规定，确保目标公司不实施附件4中列举的任何行为。

5.2.

As from the date of this Agreement, the Company Parties shall procure that all existing and potentially material information, notices, contracts, agreements, arrangements and events relating to the Company, or its employees or assets are brought to the attention of the Transferee forthwith upon the Company Parties becoming aware of the same.

从本协议签署之日起，如果公司方得知与目标公司、目标公司员工或资产有关的现有或潜在重要信息、通知、合同、协议、安排和事件，应立即将该等信息、通知和事件提请受让方注意。

6.REPRESENTATIONS, WARRANTIES AND INDEMNITIES /陈述, 保证与赔偿

6.1.

Each of the Company Parties represents, warrants and undertakes to and with the Transferee that each of the Warranties is now and will on the Closing Date be true and accurate, and are only qualified to the extent the Warranties are expressly qualified in Schedule 5. Each of the Institutional Investors and the Angel Investor represents, warrants and undertakes to and with the Transferee in respect of themselves that, each of the Warranties as set out in Sections 2, 17.1 and 17.2 of Schedule 5 (as applied to each of the Institutional Investors and the Angel Investor mutatis mutandis) is now and will on the Closing Date be true and accurate, and are only qualified to the extent such Warranties are expressly qualified in Schedule 5. Each of the Company Parties has provided and disclosed the documents listed in the Disclosure Schedules for the purpose of this Agreement and the Transfer hereunder, and warrant that all such documents and information are complete, true, accurate, and lawful and without being misleading. All disclosure referenced in Schedule 5 shall be made in the Disclosure

Schedule unless otherwise specified.

各公司方向受让方陈述、保证并承诺，各项保证在本协议签署时和交割日均真实准确，且仅在附件5中明确限定的范围内受到限制。各前轮机构投资人和天使投资人就其自身分别向受让方陈述、保证并承诺，并仅确保附件五第2、17.1和17.2条所列的每项保证（根据具体情况适用于各前轮机构投资人和天使投资人）在本协议签署时和交割日均真实准确，且仅在附件5中明确限定的范围内受到限制。各公司方已为本协议及本协议项下的转让目的提供并披露了披露清单中列出的文件，并保证所有此类文件和信息是完整、真实、准确、合法且不具误导性的。除非明确提及在特定文件中披露，附件5中提及的所有披露必须在披露清单作出。

6.2.	The Transferors acknowledge that the Transferee has entered into this Agreement in reliance on upon the Warranties.

转让方承认，对保证的信赖是受让方签署本协议的重要基础。

6.3.

Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

各项保证应彼此分离、相互独立，除非有明确的相反规定，不得通过参照其他保证或本协议的其他条款或通过对之进行推断，对保证加以限制。

6.4.

If any of the Warranties is untrue, inaccurate, misleading or has been breached, or if any of the Transferors breaches any of its obligations, undertakings and covenants hereunder, the Transferors who made such untrue or inaccurate Warranties or breached any obligation, undertaking or covenant shall indemnify and hold the Transferee harmless against any and all claims, losses, damages, expenses and other liabilities suffered or incurred by the Transferee or the Company, including, as incurred, reasonable attorneys’ fees, incurred to or suffered by the Transferee (collectively referred to as “Claims”) arising from such untrue, inaccurate, misleading and breached Warranties or breaches of such obligations, undertakings and covenants.

若任何保证不真实、不准确、具有误导性或被违反，或转让方违反其在本协议项下的任何义务、责任和承诺，作出该等不真实或不准确保证或违反义务、保证或承诺的行为的转让方应赔偿受让方，并使受让方免受任何及所有由该等不真实、不准确、具有误导性或被违反的保证或因违反本协议下的任何义务、责任或承诺导致的对受让方或目标公司造成的索赔、损失、损害、费用和其他责任，包括受让方因此而产生或承担的合理律师费（统称为“索赔”）。

6.4.1.

For the avoidance of doubt and without prejudice to the rights of the Transferee hereunder, in the event that any of the Warranties made on or before the Closing Date is or was untrue, inaccurate or misleading or has or had been breached, the Transferee shall be held harmless and be indemnified by Transferors for such Claims arising therefrom.

为避免疑义，且在不损害受让方在本协议项下权利的情况下，如果存在任一交割日或之前任何保证不真实、不准确或具有误导性，或已经被违反，则受让方应被转让方保障免受由此导致的索赔带来的损失，并应就该索赔获得其赔偿。

6.5.

Each of the Transferors undertakes to promptly notify the Transferee in writing of any Claim or any matter or thing of which it becomes aware before or after the Closing Date which is or may be a breach of or inconsistent with any of the Warranties or other representations.

各转让方承诺，如果得知与其在其对应交割日之前所作的保证或其他陈述相违背或不一致的事项或情形如果在交割日之前或之后得知任何索赔或与其所作的保证或其他陈述相违背或不一致的事项或情形，将立即以书面形式通知受让方。

6.6.

Each of the Transferors hereby agrees to waive any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by the Company, or its officers, employees or advisers in connection with the giving of the Warranties, provided, however, that the Institutional Investors shall waive such rights only upon receipt of the full consideration for the Equity transfer pursuant to Sections 3.2.1 and 3.2.2.

各转让方在此同意，就目标公司及其管理人员、员工或顾问在其提供或作出的保证中的信息或建议存在错误陈述、错误或疏漏，放弃可能享有的任何权利，但就前轮机构投资人而言，其仅在收到第3.2.1和3.2.2条约定的全部股权转让对价后，放弃该等权利。

6.7.

The Company Parties shall give to the Transferee and its authorized representatives both before and after the Closing Date all such information and documentation relating to the Company as the Transferee shall reasonably requests in writing to enable it to assess the accuracy and due observance of the Warranties by the Transferors.

在交割日的前后，为了判断转让方作出的保证的准确性及其遵守情况，受让方可以书面形式合理要求公司方提供与目标公司相关的信息和资料，公司方应该向受让方及其授权代表提供该等信息和资料。

6.8.	Each of the Company Parties covenants with the Transferee that it will fully indemnify the Transferee, in respect of any liability of the Company to make a payment to any third party in respect of:

公司方承诺将就目标公司因以下原因而被任何第三方索赔而导致的赔偿责任向受让方予以补偿：

6.8.1.	any Tax, which has arisen or may arise wholly or partly:

完全或部分由下列原因产生或可能产生的任何应缴纳而逾期未缴纳的税收：

(a)

in respect of or in consequence of any act, omission or event on the part of the Company and/or the Transferors occurring on or before the Closing Date (including, without limitation, the execution or performance of this Agreement) having regard to Applicable Laws in effect prior to the Closing Date; or

由交割日或之前发生的目标公司和/或转让方的作为、不作为或事件（包括但不限于本协议的签署或履行）依据交割日前有效的适用法律规定引起或与之相关的；或

(b)	in respect of income or profits earned or accrued on or before the Accounts Date.

于财务基准日或之前赚取或增加的收入或利润相关的。

6.8.2.

any employee wages and social welfare payment (including, without limitation, housing provident fund, social insurances and compensations to employees) incurred or accrued prior to the Closing Date, breaches of or non-compliance with Intellectual Property Rights (as defined in Schedule 5), any non-compliance with respect to environmental, health and safety issues or Environmental Laws (as defined in Schedule 5), and any non-compliance with respect to licenses and permits required for the Company to carry out its businesses on or before the Closing Date; or

在交割日或之前发生的或产生的与任何员工薪酬支付和交纳社会保险（包括但不限于住房公积金和社会保险）、对知识产权（定义见附件5）的违反或有关的不合规、与环境、健康和安全问题或环境法律（定义见附件5）有关的任何不合规以及与目标公司开展其业务所需的许可和批准有关的任何不合规；或

6.8.3.	without prejudice to the provisions of Section 6.8.1 and Section 6.8.2, any contractual liability occurring, incurred or accrued on or before the Closing Date.

在不影响本第6.8.1款和第6.8.2款规定的前提下，在交割日或之前发生的或产生的任何合约赔偿责任。

6.9.Without prejudice to any other rights the Transferee may have hereunder, the amounts due and payable by the Transferee to the Company Parties under to Section 3.2 shall be adjusted and reduced by the amount of any loss suffered or incurred by the Transferee or the Company (including but not limited to any reductions in the value of the assets of or any payment required to be made by the Transferee or the Company, and any costs, claims and expenses incurred) as a result of:

在不影响本协议项下受让方所享有的其他权利的前提下，如因下列原因致使受让方或目标公司遭受损失（包括但不限于受让方或目标公司的资产价值的任何减少或受让方或目标公司必须支付的任何款项，以及已发生的任何成本、权利主张和支出），本协议第3.2条项下的应由受让方向公司方支付的金额应按同等金额损失调整和扣减：

6.9.1.

any misrepresentation and/or non-disclosure of material financial information, including but not limited to information and data on fee and tariffs, operating costs, financing, capital structure and tax status and/or any items listed in the financial statements of the Company, as presented or provided by the Transferors to the Transferee on or before the Closing Date;

对重大财务信息的任何错误陈述和/或不披露，包括但不限于转让方向受让方在交割日或之前提交或提供的有关售电价格和补贴、运营成本、融资、资本结构和税务现状和/或目标公司的财务报表中所列的任何项目的信息和数据；

6.9.2.

any liabilities (other than those for which adequate provision or reserve have been provided for in the consolidated financial statements of the Company as of the Accounts Date) relating to contractual warranties given to customers on or before the Closing Date for the products and services of the Company, except for those liabilities incurred by the Company due to its breach after the Closing Date of the above mentioned contractual warranties given to customers;

在交割日或之前就目标公司的产品和服务向客户作出的合约保证方面的任何责任（但不包括在目标公司于财务基准日的合并财务报表中已提供充分准备金的责任），但因目标公司在交割日后违反其向客户作出的上述合约保证而产生的责任除外；

6.9.3.	any breach of Warranties, obligations, undertakings or covenants by any of the Company Parties under this Agreement;

任一公司方违反本协议项下的任何保证、义务、承诺或许诺；

6.9.4.

any loss /liabilities incurred or suffered by the Company, and caused by any past irregularities or non-compliance with Applicable Laws, including Anti-Bribery and Corruption Laws, by the Company or any of its directors, officers, employees, agents or representatives occurring on or before the Closing Date;

因目标公司或其管理人员以往在交割日或之前发生的违反或未遵守适用的法律法规，包括目标公司违反反贿赂或反腐败法律，给目标公司或其任何董事、管理人员、员工、代理或代表造成的或其遭受的任何损失/责任；

6.9.5.

the revocation, suspension, downgrade, non-renewal or adverse change of any material license or permit required for the Company to carry on its business such that it is precluded or prevented or restricted from carrying out its primary business activities for more than sixty (60) days or such that its business has been affected adversely in a material way, in each case caused by past irregularities or non-compliance with Applicable Laws by it or its directors, officers, employees, agents or representatives occurring on or before the Closing Date; or

因目标公司或其任何董事、管理人员、代理或代表以往在交割日或之前发生的违反或未遵守适用的法律法规，造成目标公司从事业务所需的任何重要的许可和批准的撤回、吊销、降级、不予延期或发生不利变更，从而使其主要业务活动受到禁止、阻碍或限制达六十（60）日以上，或其业务受到严重不利影响; 或

6.9.6.	Indemnities provided under Sections 6.4 and 6.8;

根据第6.4条和第6.8条所提供的赔偿。

Each of the Company Parties irrevocably agrees to indemnify the Transferee and any of its Affiliates for any losses, costs, expenses, claims or other legal responsibilities (including but not limited to legal expenses) incurred or suffered by any of them and attributable to the above-mentioned events, and will fully comply with the Transferee’s demands so that the Transferee and/or its Affiliates will obtain full, adequate, timely and effective compensation.

各公司方不可撤销地同意，如果受让方或其关联方由于上述事件而发生或遭受任何损失、费用、开支、权利主张或其他法律责任（包括但不限于法律费用），其将遵守受让方的要求，使受让方和/或其关联方获得全额、充分、及时和有效的赔偿。

6.10.Without prejudice to any other rights the Transferee may have hereunder, the amounts due and payable by the Transferee to the Institutional Investors or the Angel Investor under to Section 3.2 shall be adjusted and reduced by the amount of any loss suffered or incurred by the Transferee or the Company (including but not limited to any reductions in the value of the assets of or any payment required to be made by the Transferee or the Company, and any costs, claims and expenses incurred) by reason of any breach of Warranties, obligations, undertakings or covenants by the Institutional Investors or the Angel Investor under this Agreement.

在不影响本协议项下受让方所享有的其他权利的前提下，如因前轮机构投资人或天使轮投资人违反本协议项下的任何保证、义务、承诺或许诺的原因致使受让方或目标公司遭受损失（包括但不限于受让方或目标公司的资产价值的任何减少或受让方或目标公司必须支付的任何款项，以及已发生的任何成本、权利主张和支出），则本协议第3.2条项下的应由受让方向该等前轮机构投资人或天使轮投资人支付的金额应按同等金额损失调整和扣减。

6.11.

Without prejudice to any rights the Company Parties may have hereunder, each of the Company Parties shall be jointly and severally liable for all Claims, compensation, indemnification and other legal responsibilities under this Agreement.

在不影响受让方在本协议项下的权利的前提下，在本协议项下产生的索赔、补偿、赔偿和其他法律责任，公司方应当向受让方承担连带责任。

6.12.	The Transferee represents, warrants and undertakes to and with each of the other Parties that:

受让方向各其他方作出如下陈述、保证并承诺：

6.11.1．The Transferee has the power to enter into and to exercise its rights and to perform its obligations under this Agreement. The execution and delivery by the Transferee of this Agreement, the performance by the Transferee of its obligations under this Agreement and the consummation by the Transferee of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Transferee.

其有权订立及签署本协议，并行使本协议项下的权利及履行本协议项下的义务。其签署并交付本协议、履行其在本协议下的义务并完成本协议下的交易已通过其所需的必要程序合法授权。

6.11.2 This Agreement has been duly executed and delivered by the Transferee. This Agreement, including the obligations expressed to be assumed by the Transferee under this Agreement, constitute legally valid and binding obligations of the Transferee enforceable against the Transferee in accordance with its terms.

本协议已经受让方合法签署并交付，包括本协议所列的受让方应承担的义务构成对其合法有效并对其具有约束力的义务，且根据本协议的条款可对受让方强制执行。

6.11.3 Neither the execution nor performance of this Agreement by the Transferee will contravene any provision of:（1）the articles of association of the Transferee or any Applicable Laws; or （2）any obligation (contractual or otherwise) which is binding upon it or the Transferee, or upon any of its respective assets.

受让方签署或履行本协议均不违反：（1）其章程或任何适用法律；或（2）对其资产有约束力的任何义务（合同义务或其他义务）。

6.11.4 All of the Transferee’s relevant funds used to perform its obligations hereunder are from legitimate sources.

受让方用于履行本协议项下义务的所有相关资金来源合法。

7.POST CLOSING OBLIGATIONS/交割后义务

7.1.After the Closing Date, the Company Parties shall remain responsible to perform the post-closing obligations set forth in Schedule 12 (“Post-closing Obligations”).

在交割日之后，公司方仍应履行附件12以下义务（“交割后义务”）。

8.PRE-CLOSING RESTRUCTURING /交割前重组

8.1.	Prior to the Closing, the Company Parties shall conduct the transfer the equity interests in the Company pursuant to the Restructuring Plan in Schedule 15.

在交割前，公司方应根据附件15中的重组计划进行公司股权的转让。

9.EFFECTIVENESS/生效

9.1.This Agreement shall become effective upon execution by the legal or authorized representatives of the Parties.

本协议应于各方法定或授权代表签署时生效。

9.2.If a Simplified Equity Transfer Agreement is signed by the Parties after the execution of this Agreement in accordance with Section 4.3.1, the Parties hereby agree that the Simplified Equity Transfer Agreement is made only for the purpose of registration of the Transfer. If any discrepancy between this Agreement and the Simplified Equity Transfer Agreement (including that any provision of this Agreement is not included in the Simplified Equity Transfer Agreement) exists, this Agreement shall prevail.

在本协议签署后，如各方根据第4.3.1条签署了一份简化版股权转让协议，各方同意该等简化版股权转让协议仅为办理目标股权工商变更登记之目的。如本协议与简化版股权转让协议存在不一致（包括本协议的条款未在简化版股权转让协议中规定的情形），应以本协议为准。

10.TERMINATION/终止

10.1.Mutual Termination

共同终止

Without prejudice to any rights and obligations of the Parties hereunder, this Agreement may be terminated at any time by mutual consent of the Parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

在不损害各方在本协议项下的任何权利和义务的情况下，本协议可在任何时候经各方同意终止，前提是该等终止同意以书面形式作出，并由本协议各方签字。

10.2.If before the Closing Date:

如果在交割日之前：

10.2.1.	the Long Stop Date has occurred;

最终截止日已经发生；

10.2.2.	any of the Warranties was or has since become, untrue or misleading or has been breached in any respect; or

转让方作出的任何保证在存在不实、有误导性或任何严重违反的情形；或

10.2.3.

any or all of the Transferors is in breach of any term of this Agreement (including, without limitation, any breach of the pre-closing covenants in Section 4) and fails to rectify within reasonable period of time; or

任一或所有转让方违反本协议的任何条款（包括但不限于违反第4条规定的交割前义务）且未能在合理期限内予以纠正；或

10.2.4.	any event occurs which the Transferee reasonably believes would have, or be likely to result in, a Material Adverse Change,

本协议签署后发生重大不利变更的事件，

the Transferee shall be entitled to terminate this Agreement by giving written notice to the Transferors without liability to the Transferee. Upon termination by the Transferee in accordance with this Section, this Agreement shall cease to be of any effect, except Sections 1 (Interpretation), 11 (Confidentiality), 12(Costs), 13(General), 14 (Notices) and 15(Governing Law and Settlement of Disputes) which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement.

受让方有权经书面通知转让方后终止本协议，且无需对转让方承担任何责任，已交割且完成款项支付义务的部分不受影响，除届时各方另有约定外，本协议各方应本着公平、合理、诚实信用的原则尽量恢复到本协议签订时的状态。受让方依据本条规定终止本协议后，本协议不再有效，但是不影响因转让方先前违反本协议而产生的权利主张，且第1条（定义与解释）、第11条（保密）、第12条（费用）、第13条（一般规定）、第14条（通知）以及第15条（适用法律与争议解决）继续有效。

10.3.If, after the Closing Date, the Transferee fails to make payment to the Institutional Investors in accordance with Sections 3.2.1 and 3.2.2, except where the failure to receive payment is due to the Institutional Investors’ own fault, and such delay exceeds 60 days, each Institutional Investor shall have the right to terminate the Equity transfer between itself and the Transferee. From the date of written notice by the relevant Institutional Investor, the relevant terms regarding the Equity transfer between it and the other parties shall automatically terminate, without affecting the continued performance of this Agreement by the other Parties. The Institutional Investors shall have the right to request the return of any Equity that was registered under the Transferee’s name but not paid for. Additionally, the Institutional Investors shall retain the right to continue exercising rights in accordance with the Series A or Series A+ investment documents (including but not limited to voting rights, repurchase rights, liquidation preference, anti-dilution rights, preemptive rights, rights of first refusal, tag-along rights, information rights, inspection rights, etc.).

如果在交割日之后，除因前轮机构投资人自身过错无法收款的原因外，受让方未按照第3.2.1 和3.2.2条约定向前轮机构投资人付款，且逾期付款超过60天的，该前轮机构投资人有权解除其自身与受让方之间的股权转让，自该前轮机构投资人书面通知之日起，其与其他方之间就股权转让事项相关条款自动终止，但不影响其他各方继续履行本协议。该前轮机构投资人有权要求将受让方未付款但已登记给受让方的股权予以返还。该前轮机构投资人还有权继续按照A轮投资文件或A+轮投资文件的约定行使权利（包括但不限于表决权、回购权、优先清算权、反稀释权、优先认购权、优先购买权、跟随出售权、信息权、检查权等）。

10.4.The Company Parties shall be jointly and severally liable for the Company’s obligations under this Agreement. For the avoidance of doubt, the rights and obligations of each Institutional Investor and Changjiu Lin under this Agreement are independent of those of the other Parties. Changjiu Lin and Institutional Investor shall not bear any joint and several liability toward each other under this Agreement, nor shall they bear any joint and several liability for any other Transferor.

公司方对公司在本协议项下的义务承担连带责任。为免疑义，各前轮机构投资人、林昌救在本协议项下与其他各方的权利义务相互独立，林昌救及任一前轮机构投资人在本协议项下相互不承担连带责任，亦不对其他转让方承担任何连带责任。

11.	CONFIDENTIALITY/保密
11.1.

Subject to the exceptions provided in Section 11.2, each Party shall not, at any time, whether before or after the Closing Date, without the written consent of the other Party (which consent shall not be unreasonably withheld), divulge or permit its officers, employees, agents, advisers or contractors to divulge to any person (other than to any respective officers or employees or Affiliates of a Party or a person to whom, in each case, disclosure of information is permitted by this Agreement and who require the same to enable them to properly carry out their duties) the existence or the contents of this

Agreement.

除第11.2条规定的不适用情况外，在交割日之前或之后的任何时候，未经另一方书面同意（该等同意不得被无理拒绝），一方不得向任何人（本协议允许向其披露信息的该方管理人员、员工、关联方或因履行职责需要相关信息的相关人士除外）泄露或允许其管理人员、员工、代理人、顾问或承包商泄露本协议的存在或其内容。

11.2.	The restrictions imposed by Section 11.1 shall not apply to the disclosure of any information by a Party (the “Disclosing Party”):

在下列情况下，第11.1款的限制不适用于一方（ “信息披露方” ）披露的以下任何信息：

11.2.1.	which now or hereafter comes into the public domain otherwise than as a result of a breach of such undertaking of confidentiality;

现在或此后，在未违反保密义务的情况下进入公共领域的信息；

11.2.2.

which a Party reasonably believes is required by law or by any government department (including the United States Securities and Exchange Commission), stock exchange (including the New York Stock Exchange) or other regulatory body having jurisdiction over the Disclosing Party;

信息披露方合理相信该信息按照法律、政府部门（包括美国证券交易委员会）、证券交易所(包括纽约证券交易所)或对信息披露方有管辖权的其他监管机构；

11.2.3.	to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the Disclosing Party is a party in a case where such disclosure is required by such proceedings; or

在诉讼过程中，信息披露方作为一方当事人因诉讼需要向法庭、仲裁员或行政机构披露的相关信息；或

11.2.4.	to any professional advisers to the Disclosing Party who are bound to the Disclosing Party by a duty of confidence which applies to any information disclosed.

信息披露方向其专业顾问披露的信息，且该顾问对信息披露方所披露的信息负有保密义务。

12.COSTS/费用

12.1.Each Party shall pay its own costs of and incidental to this Agreement and the Transfer hereby agreed to be made (including, without limitation, stamp duty); provided that if this Agreement is terminated due to a default by a Party, the defaulting Party shall indemnify the other Party against expenses and costs incurred by the other Party in the preparation, negotiation and implementation of this Agreement. Without prejudice to the generality of the foregoing, each Party undertakes to pay its own taxes in relation to this Agreement and the Transfer hereunder (including, without limitation, ordinary income tax and capital gain tax to be paid by the Transferors) and shall indemnify the other Party in full in connection with any losses or liabilities suffered by the other Party in respect thereof.

Notwithstanding anything to the contrary contained herein or elsewhere, the Transferee shall be entitled to designate any of its Affiliates to acquire the Equity and subscribe for the new registered capital in accordance with Section 2.

各方应自行承担本协议及其项下股权转让的费用及附随费用（包括但不限于印花税）；但是，如果本协议因一方违约而终止，违约方应赔偿非违约方因本协议的起草、谈判及履行而产生的成本和费用。在不影响前述规定的普适性的前提下，各方承诺支付其各自与本协议及本协议项下股权转让相关的税款（包括但不限于由转让方支付的企业所得税和资本利得税包括但不限于由转让方支付的企业所得税和资本利得税），并且应就另一方对此遭受的任何损失或责任向另一方作出全额赔偿。不论本协议内外有任何相反约定，受让方有权指定其任何关联方按照本协议第2条受让股权转让并认购新增注册资本。

12.2.The fees and costs relating to the Transfer incurred during the approval and registration process of the Transfer, such as those payable to the market regulation administration or other competent authorities in connection with the Closing, shall be borne by the Company.

股权转让过程中产生的与审批和登记相关的费用，例如就交割应向市场监督管理局和其他有权机关支付的费用，应由目标公司承担。

12.3.Each of the Transferors confirms and undertakes to the Transferee that no expense of whatever nature relating to the Transfer payable by the Transferor has been or shall be borne by the Company.

各转让方向受让方确认并保证，与股权转让相关的应当由转让方承担的任何性质的费用，从未且不会由目标公司承担。

13.GENERAL/一般规定

13.1.This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorized representatives of the Parties.

本协议（以及本协议提到或由各方同时签署的与本协议有关的任何文件）构成各方达成的完整协议，并取代各方此前就标的事项达成的任何协议或安排；各方在此声明，除非各方正式授权代表以书面形式签署文件对本协议进行修改，否则本协议的任何变更均为无效。

13.2.All of the provisions of this Agreement shall remain in full force and effect after the Closing Date.

在交割日之后，本协议的所有条款仍应完全具有法律效力。

13.3.No rights or obligations under this Agreement may be assigned, transferred or otherwise disposed of in whole or in part by a Party without prior written permission of the other Party, except that the Transferee (and its successors and assigns) may, without the consent of the other Parties, assign the benefit of all or any of its rights under this Agreement. Such successors and assignees shall sign a supplementary agreement, in which they shall make a statement that they agree to be a party of this Agreement and be bound by it. This Agreement shall be binding on and shall inure for the benefit of the Parties and their permitted successors and assignees.

未经对方事先书面允许，任何一方不得让与、转让或以其他方式处置本协议项下的全部或部分权利或义务；但受让方（及其继承人和受让人）可不经其他方同意，转让其在本协议项下的全部或部分权利。该等权利受让方应当签署加入协议，声明其同意加入本协议并受本协议条款和条件的约束。本协议对各方及其允许的承继人和受让人均具有约束力，且对前述各方有利。

13.4.If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

如果本协议的任何条款或其任何部分无效或不能执行，或被任何有管辖权的机构或法院认定为无效或不能执行，该等无效或不能执行不应影响本协议其他条款或该等条款的其他部分的效力，其他条款或该等条款的其他部分仍应具有完全的法律效力。

13.5.No failure of a Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

一方未行使或迟延行使本协议任何条款项下的权利或救济权，不应构成对该等权利或救济权的放弃。

13.6.This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

本协议可由各方签署一份或分别在对签本上签署多份副本，但只有在各方签署至少一份对签本时方能生效，且每一该对签本应构成本协议的一份正本，但所有对签本应共同构成同一份文件。

13.7.This Agreement is executed in both English and Chinese. If any discrepancy exists between the English and Chinese version, the Chinese version shall prevail. This Agreement is executed in eleven (11) originals for each language version. Each Party shall have one (1) original for each language version, and the Company shall have a total of two (2) originals per language version.

本协议用英文和中文签署。若英文版本和中文版本存在不一致，以中文版本为准。本协议的中英文本各签署十一（11）份原件。本协议的各方各持有一（1）份中文和英文原件， 目标公司共持有两（2）份中文和英文原件。

13.8.The recitals and schedules of this Agreement shall be deemed an integral and inseparable part of this Agreement. Any reference to “this Agreement” shall be understood to include the schedules.

本协议的序言及附件应视为本协议不可分割且不可分离的一部分。凡提及“本协议”，均应理解为包括其附件。

13.9.The Company Parties shall ensure the Company perform all its agreements, covenants and obligations prior to the Closing in accordance with this Agreement and shall be severally and jointly liable for any failure thereto.

公司方应当确保公司按照本协议的约定履行交割前义务并对公司未能履行承担连带责任。

14.NOTICES/通知

14.1.Any notice required to be given by any Party to the other shall be written in both Chinese and English and shall be served by hand delivery or by prepaid registered letter sent through the post (airmail if to an overseas address) or by facsimile transmission to its address or fax number set out in Schedule 13 or such other address or fax number as may from time to time be notified in writing for this purpose.

任何本协议要求的一方向另一方发出的任何通知均应以中英文书写，并以专人递送、邮资预付的挂号信邮寄（如发送到国外地址，应使用航空信）发送到附件13的地址，或一方不时以书面形式通知另一方的其他地址。

14.2.Any notice served by hand shall be deemed to have been served on delivery, any notice served by facsimile transmission shall be deemed to have been served when sent and any notice served by prepaid registered letter shall be deemed to have been served forty-eight (48) hours (seventy-two (72) hours in the case of a letter sent by airmail to an address in another country) after the time it was posted and in proving service it shall be sufficient (in the case of service by hand and prepaid registered letter) to prove that the notice was properly addressed and delivered or posted, as the case may be, and in the case of service by facsimile transmission to prove that the transmission was confirmed as sent by the originating machine.

以专人递送发送的任何通知在递交时应视为送达，以邮资预付的挂号信发送的通知在邮寄后四十八（48）小时（如以航空信寄到国外地址，则为七十二（72）小时）应视为送达。以专人递送和邮资预付的挂号信送达时，如能证明已正确写明信件抬头并递交或邮寄（视情况而定）， 即为已送达的充分证明。

15.GOVERNING LAW AND SETTLEMENT OF DISPUTES/适用法律和争议解决

15.1.This Agreement shall be governed by and construed in accordance with the laws of the PRC.

本协议适用中国法律，并依据中国法律进行解释，不适用法律冲突规范。

15.2.Any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation to the validity, invalidity, breach or termination thereof, if cannot be settled amicably among the Parties, shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration by three arbitrators with each Party appointing one arbitrator and the presiding arbitrator being appointed by CIETAC. The arbitral award is final and binding upon the Parties. The arbitration venue shall be Shanghai, China, and the language thereof shall be Mandarin. For the purpose of appointing arbitrator hereunder, if both Transferors are parties of the arbitration proceeding, they shall be treated as one party and jointly appoint one arbitrator.

因本合同引起的或与本合同有关的任何争议，包括但不限于有关协议的有效、无效、违约或终止，如果各方不能友好协商解决，均应提交中国国际经济贸易仲裁委员会（“贸仲”），按照申请仲裁时该会现行有效的仲裁规则进行仲裁。仲裁庭应由三名仲裁员组成，其中各方各指定一名仲裁员，首席仲裁员由贸仲指定。仲裁裁决是终局的，对各方均有约束力。仲裁地为中国上海，仲裁语言为中文。就指定仲裁员，如果两个转让方都参加仲裁程序，他们应该视为一方，应共同指定一名仲裁员。

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Zhen Bao

By/由: Shenzhen UZ Energy Co., Ltd. / 深圳昱泽新能源有限公司

Title/职务: Legal Representative 法定代表人

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Zhen Bao

By/由: Shenzhen Yuze Venture Capital Co., Ltd. / 深圳昱泽创业投资有限公司

Title/职务: Legal Representative 法定代表人

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Xiaofei Xu

By/由: Xiaofei Xu / 胥晓飞

Title/职务:

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Zhen Bao

By/由: Zhen Bao / 鲍震

Title/职务:

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Zhen Bao

By/由: Shenzhen Yupeng Venture Consulting Partnership (L.P.) / 深圳市昱鹏创业咨询合伙企业（有限合伙）

Title/职务: Representative appointed by the Managing Partner执行事务合伙人委派代表

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Zhen Bao

By/由: Shenzhen Yuyuan Consulting Partnership (L.P.) /深圳市昱渊咨询合伙企业（有限合伙）

Title/职务: Representative appointed by the Managing Partner执行事务合伙人委派代表

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Changjiu Lin

By/由: Changjiu Lin/林昌救

Title/职务:

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Shenzhen Zhongxiaodan Venture Capital Co., Ltd’s stamp

By/由: Shenzhen Zhongxiaodan Venture Capital Co., Ltd. /深圳市中小担创业投资有限公司

Title/职务:

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Yibin Chendao New Energy Industry Equity Investment Partnership (L.P.)’s stamp

By/由: Yibin Chendao New Energy Industry Equity Investment Partnership (L.P.) / 宜宾晨道新能源产业股权投资合伙企业(有限合伙)

Title/职务:

签字页

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on 25 July 2025.

本协议的各方已由其正式授权代表于2025年7 月25 日签署本协议，以兹证明。

/s/ Qichao Hu

By/由: SES AI International I Pte. Ltd.

Title/职务: Founder, Chairman & CEO

签字页

SCHEDULE 1/附件1

PARTICULARS OF THE COMPANY

AS AT THE DATE OF THIS AGREEMENT

本协议签署之日的目标公司详情

[***]

SCHEDULE 2/附件2

Equity Structure and consideration amount after each Equity Transfer and
Subscription/历次股权转让及股权认购后的股权结构和对价金额

[***]

SCHEDULE 3/附件3

Conditions Precedent for Closing/交割先决条件

[***]

SCHEDULE 4/附件4

PRE-CLOSING DATE COVENANTS

交割日前义务

[***]

SCHEDULE 5/附件5

WARRANTIES

保证

[***]

SCHEDULE 6/附件6

LEASED PROPERTIES/租赁不动产

[***]

SCHEDULE 7/附件7

LOANS贷款

[***]

SCHEDULE 8/附件8

INTELLECTUAL PROPERTIES/知识产权

[***]

SCHEDULE 9/附件9

DISCLOSURE SCHEDULES/披露清单

[***]

SCHEDULE 10/附件10

Consideration Adjustment Breakdown

股权收购价款调整明细

[***]

SCHEDULE 11/附件11

TRANSFERORS’ BANK ACCOUNT DETAILS

转让方银行账户

[***]

SCHEDULE 12/附件12

POST-CLOSING OBLIGATIONS

交割后义务

[***]

SCHEDULE 13 /附件13

NOTIFICATION ADDRESSES

通讯地址

[***]

SCHEDULE 14/附件14

KEY EMPLOYEES

关键员工

[***]

SCHEDULE 15/附件15

Restructuring Plan

重组计划

[***]